Exhibit 10.33

[English Summary]

Mountain and Forest Land Lease Contract

Lessor/Party A: Bengbu City Lilou Town Dalu Village Committee
Lessee/Party B: Anhui Xingguang Investment Group Ltd.

Lease:
Party A agreed to lease the mountains land of approximately 500 mu to Party B.

Term:
70 years from November 20, 2008 to November 20, 2078.

Rent and Payment:
20,000 RMB each year and payable annually. Such rent shall increase 10% for every ten years.

Restrictions:
Party B may conduct operations within the policies of the government. Party A shall assist Party B to obtain approval from relevant governmental agencies if Party B needs to construct houses (including roads) and other facilities.

Termination:
(1) Party A may terminate this Agreement if Party B cannot make payment of the rent on time and if Party B still not able to make payment within one month of written notice from Party A.
(2) This Agreement shall be terminated automatically and unconditionally in case of the expropriation of government planning and public construction needs of the mountain forest land. Party B shall be entitled to compensation of all its assets and possible benefits from expropriation party. Compensation of the mountain and forest land shall belong to Party A.
(3) Party A cannot reclaim the rental of land stipulated in this Agreement. If Party A terminates the Agreement other than described in this Agreement, Party A shall compensate to Party B all its economic losses resulting from termination of the Agreement.

Renewal:
Party A and B may negotiate renewal of the Agreement within 6 months of the expiration of the Agreement. If there is new lessee, Party B is entitled to the appreciation value of its invested assets, real estates and ground attachments on the mountain and forest lands, from the new lessee.

Breach of Contract:
Defaulting party shall pay liquidated damages of 10,000 RMB to the other party and compensate any economic losses to the other party. Observant party may terminate the Agreement unilaterally.

Dispute:
If there is any dispute between the parties, both parties shall resolve the dispute through compromise settlement. If the parties cannot reach the settlement, then either party can resolve the dispute by the court of competent jurisdiction.

Date of the Agreement:
November 20, 2008